EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77M: Mergers
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EXHIBIT A:

During the semi-annual period ended June 30, 2000, the Registrant became the survivor of a merger with HT Insight Funds, Inc. (811-5366). The terms of the merger were approved by the Board of Trustees of the Registrant and the Board of Directors of HT Insight Funds, Inc. (the "Corporation") on July 29, 1999 and are included in the Corporations Definitive Proxy Statement filed with the SEC on October 25, 1999. The Corporation received an Order under the Investment Company act of 1940 dated June 21, 2000 declaring that the Corporation had ceased to be an investment company.